PRIME ACQUISITION CORP.

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of September 27, 2013 by and among Prime Acquisition Corp., a Cayman Islands company (the “Company”), and each of the individuals and entities signatory hereto (each a “Voting Party” and collectively, the “Voting Parties”). For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the SPA (as defined below).

RECITALS

WHEREAS, the Company, Prime BHN Luxembourg S.àr.l, a Luxembourg company, BHN LLC, a New York limited liability company (“BHN”), ELLEGI S.r.l., an Italian limited liability company, Stefano Lanati, an individual, and Bell Real Estate S.r.l, an Italian limited liability company, have entered into a Stock Purchase Agreement, dated as of July 9, 2013, as amended (the “SPA”);

WHEREAS, pursuant to Section 2.5 of the SPA, the Voting Parties have agreed to execute and deliver this Agreement;

WHEREAS, each of the Voting Parties, including the current shareholders of the Company (the “Prime Shareholders”), currently owns, or on closing of the transactions contemplated by the SPA, will own, shares of the Company’s capital stock, and wishes to provide for orderly elections of the Company’s Board of Directors; and

NOW THEREFORE, in consideration of the foregoing and of the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Agreement to Vote. During the term of this Agreement, to the extent they are entitled under the Company’s Amended and Restated Memorandum and Articles of Association or the Companies Law of the Cayman Islands to vote on a particular matter, each Voting Party agrees to vote all securities of the Company that may vote in the election of the Company’s directors that such Voting Party now has or hereafter acquires (hereinafter referred to as the “Voting Shares”) in accordance with the provisions of this Agreement, whether at a regular or special meeting of stockholders or any class or series of stockholders or by written consent.

2. Election of Boards of Directors.

2.1 Voting. During the term of this Agreement, and subject to the Company’s Amended and Restated Memorandum and Articles of Association, each Voting Party agrees to vote all Voting Shares in such manner as may be necessary to elect (and maintain in office) as members of the Company’s Board of Directors the following persons:

(i) six (6) persons designated by BHN (each a “BHN Designee,” and collectively, the “BHN Designees”), of which three (3) designees must qualify as an “independent director” under the Exchange Act, and the rules of any applicable securities exchange; provided, however, that if Radiomarelli SA, a Swiss Company (“Radiomarelli”), purchases from Company at least $26,000,000 of Company’s Common Stock at a per share purchase price of $9.10, then BHN shall designate five (5) persons, of which three (3) designees must qualify as an “independent director” under the Exchange Act, and the rules of any applicable securities exchange, and Radiomarelli shall designate one (1) person (the “Radiomarelli Designee”); and

(ii) one (1) person designated by Diana Liu and/or William Yu (the “Prime Designee”), to serve for a minimum of one (1) year from the Closing.

2.2 Initial Designees. The initial BHN Designees: (i) Enrico Valdani, (ii) Mark Horan, (iii) Marco De Franceschini, (iv) Marco Prete, (v) Cristina Fragni, and (vi) Stefano Ferrari. The initial Prime Designee is to be William Yu.

2.3 Size of the Board. The parties hereto agree that they shall, and that they shall cause their respective designees to, maintain the size of the Company’s Board of Directors at not more than seven (7) persons for the one (1) year period following the closing date of the transactions contemplated by the SPA.

2.4 Obligations; Removal of Directors; Vacancies. The obligations of the Voting Parties pursuant to this Section 2 shall include any stockholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association as required to effect the intent of this Agreement. Each of the Voting Parties and the Company agree not to take any actions that would materially and adversely affect the provisions of this Agreement and the intention of the parties with respect to the composition of the Company’s Board of Directors as herein stated. The parties acknowledge that the fiduciary duties of each member of the Company’s Board of Directors are to the Company’s stockholders as a whole. In the event any director elected pursuant to the terms hereof ceases to serve as a member of the Company’s Board of Directors, the Company and the Voting Parties agree to take all such action as is reasonable and necessary, including the voting of shares of capital stock of the Company by the Voting Parties as to which they have beneficial ownership, to cause the election or appointment of such other substitute person to the Board of Directors as may be designated on the terms provided herein.

3. Successors in Interest of the Voting Parties and the Company. The provisions of this Agreement shall be binding upon the successors in interest of any Voting Party with respect to any of such Voting Party’s Voting Shares or any voting rights therein. Each Voting Party shall not, and the Company shall not, permit the transfer of any Voting Party’s Voting Shares unless and until the person to whom such securities are to be transferred shall have executed a written agreement pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person was a Voting Party hereunder.

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4. Covenants. The Company and each Voting Party agrees to take all actions required to ensure that the rights given to each Voting Party hereunder are effective and that each Voting Party enjoys the benefits thereof. Such actions include, without limitation, the use of best efforts to cause the nomination of the designees, as provided herein, for election as directors of the Company. Neither the Company nor any Voting Party will, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company or any such Voting Party, as applicable, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of each Voting Party hereunder against impairment.

5. Grant of Proxy. Should the provisions of this Agreement be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement.

6. Restrictive Legend. Until the termination of this Agreement, each certificate representing any of the Voting Shares shall be marked by the Company with a legend reading as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER) AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.”

7. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto, that this Agreement shall be specifically enforceable, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

8. Manner of Voting. The voting of shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

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9. Termination. This Agreement shall terminate upon the first to occur of the following:

9.1 The date that is one (1) year from the closing date of the transactions contemplated by the SPA; or

9.2 immediately prior to a transaction pursuant to which a person or group other than current shareholders of the Company, Radiomarelli or the Voting Parties, or their respective affiliates, will control greater than 50% of the Company’s voting power with respect to the election of directors of the Company.

10. Amendments and Waivers. Except as otherwise provided herein, additional parties may be added to this Agreement, and any provision of this Agreement may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (a) the Company, and (b) the holders of a majority of Voting Shares then held by the Voting Parties; provided, however, that the right of the Prime Shareholders to nominate the Prime Designee shall not be amended without the written consent of a majority in interest of the Prime Shareholders; provided further, that the right of BHN to nominate the BHN Designees shall not be amended without the written consent of a majority in interest of BHN; and provided further, that the right of Radiomarelli to nominate the Radiomarelli Designee shall not be amended without the written consent of a majority in interest of Radiomarelli.

11. Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization or the like, any securities issued with respect to Voting Shares held by Voting Parties shall become Voting Shares for purposes of this Agreement and the minimum number of Voting Shares pursuant to which certain Voting Parties may name designees will be appropriately adjusted.

12. Severability. In the event that any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13. Governing Law. This Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of New York without reference to its conflicts of laws provisions.

14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

15. Successors and Assigns. Except as otherwise expressly provided in this Agreement, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

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16. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties, and supersedes any prior agreement or understanding among the parties, with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

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This Voting Agreement is hereby executed effective as of the date first set forth above.

“COMPANY”

PRIME ACQUISITION CORP.,
a Cayman Islands company

By: /s/ Diana Liu
Name: Diana Liu
Title: CEO

Signature pages to Voting Agreement - ELLEGI

“VOTING PARTIES”

BHN LLC,
a New York limited liability company

By: /s/ Marco PRETE
Name: Marco PRETE
Title: Managing Member

Signature pages to Voting Agreement - ELLEGI

“VOTING PARTIES” (Continued)

Bell Real Estate S.r.l.,
an Italian limited liability company

By: /s/
Name:
Title:

/s/ Stefano Lanati
Stefano Lanati

Signature pages to Voting Agreement - ELLEGI

“VOTING PARTIES” (Continued)

/s/ William Yu
William Yu

/s/ Diana Liu
Diana Liu

___________________________
Yong Hui Li

/s/ Gary Han-Ming Chang
Gary Han-Ming Chang

Signature pages to Voting Agreement - ELLEGI